Exhibit 10.9
Execution Version
ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT
AND ENGINEERING SUPPORT AGREEMENT
between
Esaote S.p.A., a company organized under the laws of the Republic of Italy and with registered seat in Genova, Italy (hereinafter referred to as “Esaote”)
— of the one party —
and
TechniScan, Inc., a Utah corporation (hereinafter referred to as “TechniScan”)
— of the other party —
     Esaote and TechniScan are hereinafter referred to individually as a “Party” and collectively as the “Parties”
Recitals
WHEREAS, Esaote is a leading player in the market of ultrasound systems and has developed a proprietary technology for such systems;
WHEREAS, Esaote manufactures and sells, inter alia, ultrasound systems for the examination of the breast;
WHEREAS, TechniScan has developed a prototype of a device for the three dimensional imaging of the whole breast using both reflection and transmission ultrasound to create tomographic images of the female breast;
WHEREAS, TechniScan and Esaote have expressed the interest to solidify their relationship both (i) through the acquisition by Esaote of an equity ownership interest in TechniScan pursuant to a Stock Purchase Agreement dated on or about the date hereof (the “Stock Purchase Agreement” or the “SPA”), (ii) through the execution of this original equipment manufacturing and engineering support agreement (this “Agreement” or the “OEM Agreement”) for the development of a regulatory approved and usable three dimensional imaging system of the whole breast using both reflection and transmission ultrasound to create tomographic images of the female breast and (iii) through the execution of an exclusive license and distribution Agreement under which Esaote will distribute the Products (the “Distribution Agreement”).
WHEREAS, on 20th November 2007 the Parties executed a term sheet setting forth inter alia, the basic principles of their possible co-operation in the field of ultrasound systems for breast examination (hereinafter referred to as the “Term Sheet”);
WHEREAS, Esaote has provided and is continuing to provide engineering and design support and original equipment manufacturing prototype equipment and supplies to TechniScan which will be treated as contribution in kind to TechniScan’s corporate capital for a value of US$1 million as recognized under the SPA and as anticipated under the Term Sheet;
WHEREAS, ESAOTE has provided an open-frame development system (i.e. a system with production electronics and arrays but without the final covers and other customer features) to TechniScan as anticipated under the Term Sheet as well as other components set out in Annex 1 hereto;
NOW, THEREFORE, the Parties enter into this Original Equipment Manufacturing Agreement and Engineering Support Agreement as follows:
Article 1
Definitions
In addition to capitalized terms defined elsewhere in this Agreement the following words in capital shall have the meaning set out below. Words importing the singular shall include the plural and vice versa.
1.1. The term “Bankrupt” shall mean, with respect to either Party, if any of the following events occurs: such Party (a) voluntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, (b) involuntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within ninety (90) days thereafter; (c) makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the extension or readjustment of all or substantially all of its obligations; (d) has filed against it, a petition or other document seeking relief under bankruptcy laws, which is not discharged within ninety (90) days thereafter; or (e) a temporary or permanent receiver or liquidator is appointed over a Party or substantially all of such Party’s assets and such appointment is not cancelled within ninety (90) days thereafter.
1.2. The term “Change of Control” shall mean (i) the consummation of the sale or disposition by a Party of all or substantial all of such Party’s assets or (ii) the consummation of a merger or consolidation of a Party with any other entity, other than a merger or consolidation which would result in the voting securities of the Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Party or such surviving entity or its parent outstanding immediately after such merger or consolidation; and for the purposes of this Agreement, in the case of Esaote shall mean the above AND, in addition, that such a change results in a stop of Esaote’s supply and product development support under the OEM Agreement (for example, a change in control resulting from a restructuring of ownership that does not affect the OEM Agreement would NOT be considered “Change of Control” for Esaote). Notwithstanding the foregoing, a “Change of Control” does not include any Change of

Control that occurs as a result of the initial public offering of the stock of either Party which generates gross proceeds of at least $10 million.
1.3. The term “Copyrights” shall mean all copyrights and copyrightable works, and all applications, registrations and renewals in connection therewith.
1.4. The term “Esaote Product” shall mean the ultrasound system developed by Esaote and supplied by Esaote, as specified in Annex 1 hereto.
1.5. The term “Esaote Technology” shall mean all Intellectual Property that is subject as of the Effective Date, or becomes subject during the term of this Agreement, to Esaote’s control. For this definition, Esaote shall be considered to control an Intellectual Property if Esaote owns or has a license to it and also has the right to license or sublicense it to TechniScan.
1.6. The term “Field of Use” shall mean the imaging of the whole breast using both reflection and transmission ultrasound to create tomographic images of the breast.
1.7. The term “Industrial Designs” shall mean all features of shape, configuration, pattern, ornament and the like that are or can be registered as designs or industrial designs and all applications, registrations and renewals in connection therewith.
1.8. The term “Intellectual Property” shall mean, in any country or territory of the world, all registered and unregistered Patents, Copyrights, Industrial Designs, Proprietary Information, and Software, provided, however, that the term “Intellectual Property” does not include any Trademarks.
1.9. The term “Modified Esaote Product” shall mean the Esaote Product (a) modified by Esaote pursuant to Annex 1 in order to integrate the Esaote Products into the Products and (b) supplied by Esaote.
1.10. The term “Patents” shall mean (a) all patents and patent applications (including provisional applications and applications for a certificate of invention); (b) all reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions of, to or for any patent or patent application; and (c) all term extensions, supplementary protection certificates and other governmental actions that extend exclusive rights to an invention or technology beyond the original patent expiration date.
1.11. The term “Products” shall mean any product having a two and three dimensional imaging system of the whole breast using both reflection and transmission ultrasound to create tomographic images of the breast — with a further reference to Annex 2 — Product Description.
1.12. The term “Program Technology” shall mean all Intellectual Property that is created, conceived, discovered, or invented (i) jointly by employees of TechniScan and employees of Esaote, or other parties under obligation to assign such Intellectual Property jointly to TechniScan or Esaote, and (ii) in the course of and in pursuance of the Program.
1.13. The term “Proprietary Information” shall mean a Party’s trade secrets, know-how, data, blue-prints, drawings, procedures, manuals, technical specifications, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses commercially reasonable efforts to protect.
1.14. The term “Software” means all computer software programs, including operating system and applications software, implementations of algorithms and program interfaces, whether in source code or object code form, and all documentation, including design documents, flowcharts, training materials and user manuals, relating to the foregoing, and all translations thereof.
1.15. The term “TechniScan Technology” shall mean all Intellectual Property that is subject as of the Effective Date, or becomes subject during the term of this Agreement, to TechniScan’s control. For this definition, TechniScan shall be considered to control an Intellectual Property if TechniScan owns or has a license to it and also has the right to license or sublicense it to Esaote.
1.16. The term “Trademarks” shall mean all trademarks, service marks, trade dress, logos, labels, domain names, websites and trade names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals in connection therewith.
Article 2
Scope of the Agreement
TechniScan and Esaote mutually acknowledge that the scope of this Agreement is the development of the Products by:
     (a) the mutual contribution by Esaote and TechniScan of engineering and design support and the contribution and sale of original equipment manufacturing prototype and final production equipment and supplies by Esaote;
     (b) the sharing of technology and Intellectual Property in respect of the development and starting-up of a process for the industrial manufacture of the Products to be sold at competitive prices on the market;
     (c) the setting out of the Parties’ rights and obligations in respect of the development, manufacturing and supply of the Products to any third party.

Article 3
Coordination of activities
3.1. The Parties agree that Annex 2 sets out the program addressing the development steps in respect of the realization (e.g., development, regulatory approval and commercialization) of the Products and the work required in order to transform the Esaote Products into the Modified Esaote Products. In particular, such program (hereinafter referred to as the “Program”) sets out inter alia:
• the contribution in terms of technology, know-how, manpower, materials, assistance, etc. of each of the Parties;
• the time schedule for development, sample production, tests and relevant milestones which are necessary to periodically assess and verify the results from time to time obtained.
3.2. In the course of the Program, Esaote and TechniScan will meet at least every three months to discuss and document specific problems that are identified with respect to completing the Program. Esaote and TechniScan will assess the specific problems, consider possible solutions to identified problems, define mutually agreeable deadlines to progress the work toward commercialization, and carry out appropriate developmental work. Esaote and TechniScan will exchange and evaluate samples on pilot or production versions of the Products and the Modified Esaote Product during the development period and report to each other the results of tests, experiments or production trials as they determine to be appropriate.
Article 4
Contribution by Esaote
In the framework of the Program outlined in Article 3 above Esaote’s tasks shall be as outlined below:
4.1. Esaote will provide the following engineering support services, Esaote Products and Modified Esaote Products:
     (a) the modification of the Esaote Product into the Modified Esaote Product;
     (b) the supply of the Modified Esaote Product and a non-exclusive license to the executable version of the related software exclusively for incorporation by TechniScan into the Products;
     (c) the contribution of engineering and design support and original equipment manufacturing prototype equipment and supplies necessary to incorporate the Modified Esaote Products into the Products and technical assistance related to the completion and manufacture of the Products incorporating the Modified Esaote Products;
     (d) the supply of spare parts relevant to the Modified Esaote Products as provided in Article 6;

     (e) the technical assistance on the Modified Esaote Products and spare parts including training in the service, installation and application of Modified Esaote Product, to TechniScan’s designated technical personnel;
     (f) the provision of seven intermediate prototypes of the Modified Esaote Product (described as beam formers in the Term Sheet) as per Annex 1.
Article 5
Work incident to the realization of Modified Esaote Product
5.1. Esaote shall carry out the work incident to Modified Esaote Product in accordance with the specifications set out in Annex 1 hereto and the Program; it being understood that TechniScan shall timely provide Esaote with all TechniScan Technology — to the extent such TechniScan Technology has not yet been transferred to Esaote prior to or upon the coming into force of this Agreement — and shall proactively extend to Esaote all reasonable cooperation.
5.2. The work related to Modified Esaote Product shall be completed upon successful completion of the last milestone under the Program.
Article 6
Prices and Terms of Payment; Sole Provider
6.1. During the development period, the prices for Modified Esaote Products shall be equal to Esaote’s cost (including shipping, taxes, duties and tariffs). During the production period, the prices for Modified Esaote Products shall be equal to Esaote’s cost plus a mark-up to be agreed in good faith based on the best market price (estimated at 40% gross margin plus the cost of insurance, freight, tariffs, duties and all other similar charges). Software from Esaote that is distributed to end users of the Products shall be provided on a license (license to use) per completed commercial version of the Product (generally between 0.5% and 2% per sale price of each version of the Product). If the Parties do not otherwise agree, the license fee per unit of the Product shall be 2.0% of the sales price of the Product. In addition to prices for Esaote Products and Modified Esaote Products, TechniScan shall also pay Esaote in respect of its engineering fees as provided in Article 7 and assistance fees as provided in Article 8.2.
6.2. The prices set out in 6.1 above (the “Prices”) are calculated CIF Incoterms 2000 and shall be denominated in and payable in Euros. Prices shall include final testing, packaging, insurance, freight, taxes, duties, tariffs and similar charges.
6.3. Payment of the purchase price of Modified Esaote Product, software, units and spare parts, exchange goods and replaced parts shall be made by TechniScan within sixty (60) days after product shipment and invoice from Esaote.
6.4. Esaote reserves the right to sell Modified Esaote Products and spare parts therefor to TechniScan through its US subsidiary, in which case the relevant invoice shall be issued by such US subsidiary.

6.5. Esaote or its US subsidiary shall be the sole provider of the Modified Esaote Product to TechniScan and TechniScan shall not attempt, directly or indirectly, to procure or develop a replacement or alternative during the term of this Agreement.
Article 7
Cost of Esaote Contribution
7.1. The prices for the Esaote contribution relating to engineering services as per Article 4 and Article 6 will be equal to the cost for Esaote (and/or its affiliated company), which will include total monthly salary rate, including base salary, employee benefits, taxes and other miscellaneous costs of employing the relevant individuals. A list of relevant billing rates for Esaote personnel is attached hereto as Annex 3. Esaote shall also be entitled to reimbursement in respect of its direct out of pocket expenses, including reasonable travel and lodging and the actual costs of personnel who are not employed by Esaote or any affiliate.
7.2. Payment of such fees shall be made by TechniScan (i) first, by deducting such amount from the initial $1 million in-kind contribution under the Stock Purchase Agreement and (ii) after such initial contribution has been fully used, within sixty (60) days after product shipment or agreed upon engineering assistance and invoice from Esaote. Once the amount of the Esaote contribution exceeds $1 million, Esaote shall notify TechniScan and the parties shall agree on whether Esaote shall provide additional services and, if so, the pricing and other relevant terms thereof consistent with the provisions in this Agreement.
Article 8
Approvals
8.1. Esaote agrees to co-operate with TechniScan, free of charge (except for direct costs), by providing such reasonable documentation, technical information and data regarding the Modified Esaote Products as may be requested by TechniScan to secure FDA approval and a CE Mark for the Product. Esaote’s obligations hereunder shall not include any filing fees, clinical validation activities or the hiring of any third party consultants or counsel.
8.2. With reference to the obtainment of the CE Mark, Esaote agrees to assist TechniScan to obtain a CE Mark as per MDD 93/42/EEC. The extent of the assistance by Esaote and the related cost are set out in Annex 4 hereto.
8.3. Furthermore, Esaote will discuss in good faith with TechniScan how to cooperate in the product approvals, product registrations and/or regulatory licenses regarding the Products as may be necessary under the laws in effect in any part of the world where TechniScan actually intends to market the Product.
Article 9
Contribution by TechniScan
9.1. TechniScan’s obligations shall be as follows:

(a) the supply of all required engineering and design support and original equipment manufacturing prototype versions of the Product and supplies (other than those required of Esaote hereunder);
(b) the supply during the development period of a development version of the Product to Esaote facility in Italy at no cost for Esaote with the aim of supporting the development program;
(c) provide the TechniScan Technology to Esaote to facilitate Esaote’s contributions hereunder; and
(d) use commercially reasonable efforts to obtain regulatory approval of Products.
9.2. In the event Esaote should request OEM support by TechniScan outside the scope of the Program, TechniScan shall provide it under this Agreement and article 6 above shall apply, mutatis mutandis, to the services thus provided by TechniScan. TechniScan shall provide a written cost estimate but shall not begin work until approved in writing by Esaote.
Article 10
Development
10.1. Unless otherwise expressly set forth herein, TechniScan shall have sole responsibility for defining, designing, specifying and selecting components, sub-assemblies and equipment for, and integrating, manufacturing and testing the Products.
10.2. In case of any significant improvements, enhancements, developments and modifications related to the Products, the Parties will negotiate in good faith the scope of the modifications required, the activities necessary in relation to changes to the Esaote Modified Products, if any, and a new program setting out the allocation of responsibilities applying mutatis mutandis the same principles as under paragraph 3.1 above.
Article 11
Marketing
11.1. Without limiting paragraph 11.2 below Esaote and TechniScan agree that they will present the Products to the market as result of their co-operation. It is the common wish of the Parties that the Products be introduced into the market in January 2009.
11.2. TechniScan shall be responsible as manufacturer of the Products pursuant to MDD 93/42/EEC, FDA regulations and all other legal requirements.
11.3. Esaote shall have the right to review, comment upon and approve any labels, regulatory inserts, documentation and marketing materials relating to the Modified Esaote Product.

Article 12
Licensing Rights and Royalty Obligations
12.1. During the term of this Agreement, Esaote grants to TechniScan an exclusive license (without rights to sublicense, except as permitted under Section 12.5) to the Program Technology for use within the Field of Use.
12.2. During the term of this Agreement, TechniScan grants to Esaote and/or its affiliates an exclusive license (without rights to sublicense, except as permitted under Section 12.5) to the Program Technology for use outside the Field of Use.
12.3. During the term of this Agreement, the Esaote Technology and the TechniScan Technology shall be cross-licensed among the Parties by non exclusive licenses (without rights to sublicense, except as permitted under Section 12.5), subject to the restrictions set forth in subparagraphs (a)-(c) below, solely as necessary for the development, use, manufacture, marketing, promotion, sale, distribution, import/export or commercialization of the Products, Esaote Products or Modified Esaote Products pursuant to the Program. The scope of the foregoing cross-license granted to TechniScan shall be in the Field, and the scope of the foregoing cross-license granted to Esaote shall be outside the Field.
Furthermore, the cross-licenses under this Agreement are subject to the following restrictions and covenants:
     (a) the cross-licenses do not permit and each Party covenants that it will not use and it will cause the Program Technology, the Esaote Technology or the TechniScan Technology, as applicable, not to be used in a manner that competes with any product or service of the other Party;
     (b) the cross-licenses do not include any Esaote Technology or TechniScan Technology that requires a license fee or other consideration be conveyed to a third party or approval by a third party, unless the Parties have mutually agreed to a resolution in writing regarding the payment of such fees or consideration; and
     (c) with respect to the Esaote Technology and the TechniScan Technology, the licenses do not permit and each Party covenants that it will not use, and it will not cause the other Party’s technology to be used, unless it receives specific written approval from the other Party to use such technology.
12.4. Except as expressly provided herein, no right or license, either expressed or implied, under any Intellectual Property is granted hereunder, except for what is required for the Parties to carry out their respective obligations hereunder as set forth in the licenses of this Article 12.
12.5. Neither Party is permitted to sublicense the Intellectual Property of the other Party to any third party without the other Party’s prior written approval.

Article 13
Intellectual Property Ownership
13.1. All rights in Esaote Technology prior to the Effective Date shall be the sole and exclusive property of Esaote and all rights in TechniScan Technology prior to the Effective Date shall be the sole and exclusive property of TechniScan.
13.2. With respect to inventions and discoveries, whether patentable or not, which may arise hereunder, the following shall apply:
13.2.1 Intellectual Property, patentable or not, which (i) are made solely by employees of Esaote, or other parties under obligation to assign their inventions to Esaote; and (ii) result from activities in the course of and pursuant to the Program, shall be the exclusive property of Esaote and shall be Esaote Technology.
13.2.2 Intellectual Property, patentable or not, which (i) are made solely by employees of TechniScan, or other parties under obligation to assign their inventions to TechniScan; and (ii) result from activities in the course of and pursuant to the Program, shall be the exclusive property of TechniScan and shall be TechniScan Technology.
13.2.3 All Program Technology shall be the joint properly of Esaote and TechniScan but the use thereof shall be subject to the limitations and exclusive licenses contained herein during the term of this Agreement.
13.3. Each party agrees to provide, within thirty (30) days of its creation, a written notice to the other Party specifying the nature of any Program Technology, the date of its creation and a detailed description of it. The Parties agree to cooperate in good faith to agree on a course for obtaining patent protection for Program Technology, if warranted. The cost for patent protection in respect of any technology that has exclusive value to a party with an exclusive license hereunder shall be borne solely by that party.
13.4. Each party agrees to obtain the cooperation of their respective employees in the preparation, filing, and prosecution of patent applications directed to any inventions which may arise hereunder.
Article 14
Standards
14.1. Esaote is a certified company complying with EN ISO 9001:2000, EN ISO 13485:2004, QSR rif.21 CFR part 820.1 FDA and Canadian Medical Device Regulations, therefore Esaote warrants that the processes for the manufacture of Modified Esaote Product shall comply with the quality standards specified in such regulations.

Article 15
Warranty
15.1. Esaote warrants that all units of Modified Esaote Product delivered hereunder shall conform to the agreed upon specifications, shall be new and be free from defects in design, material and workmanship. The hardware warranty period for defects extends to a period of eighteen (18) months after date of delivery or twelve (12) months after the date of first installation, whichever is sooner; the spare parts/exchange goods hardware warranty and replaced parts warranty for defects extends to a period of six (6) months after the date of first installation or twelve (12) months after the date of delivery, whichever is sooner. In case of a warranty claim, TechniScan shall notify Esaote in writing as soon as possible, but in no case later than fifteen (15) days after the expiration of said warranty period. Units and spare parts shall be replaced or repaired by Esaote at Esaote’s costs. The costs of building in and building out the defective parts will be borne by TechniScan.
15.2. Costs of transportation associated with the shipment of Modified Esaote Products or spare parts/exchange goods and replaced parts for repair or replacement under this warranty will be borne by Esaote. Conversely, TechniScan shall bear the costs of transportation associated with the shipment of the defective products/spare parts to Esaote.
15.3. The warranty does not extend to any units of Modified Esaote Product or spare parts/exchange goods and replaced parts which have been subjected to misuse, neglect, incorrect wiring or servicing, improper installation or any other reason related to the materials and workmanship.
Article 16
Liability
16.1 Indemnity Scope. Esaote shall indemnify and hold harmless TechniScan and its affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys’ fees, paid or incurred by them in connection with any claim based upon or arising from: (i) any bodily injury, death or property damage resulting from any defect in the design, engineering, fabrication, manufacture, label and label warnings (to the extent the label was provided by Esaote), or documentation of the Modified Esaote Products or from the failure of such Modified Esaote Product to conform to the applicable specifications or warranties therefor except to the extent that such damage is due to or results from a defect of the Product; (ii) any infringement or violation of a third-party’s patent, copyright, trademark, trade secret or other intellectual property rights as a result of the use or distribution of the Modified Esaote Products (other than due to any infringement that is attributable to the Product); (iii) any facts or circumstances that would constitute a breach by Esaote of any of its representations, warranties or obligations under this Agreement; (iv) any violation by Esaote of applicable laws, (v) any negligent or more culpable act (including misstatements) or omission of Esaote or its affiliates or subcontractors or any of their respective employees or agents relating to the activities subject to this Agreement or (vi) Esaote’s obligations as a Licensee under Section 18.6 hereof.

TechniScan shall indemnify and hold harmless Esaote and its affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys’ fees, paid or incurred by them in connection with any claim based upon or arising from: (i) any bodily injury, death or property damage resulting from any defect in the design, engineering, fabrication, manufacture, label (including the label warnings), or documentation of the Products or from the failure of such Products to conform to the applicable specifications or warranties therefor except to the extent that such damage is due to or results from a defect of the Modified Esaote Product; (ii) any infringement or violation of a third-party’s patent, copyright, trademark, trade secret or other intellectual property rights as a result of the use or distribution of the Products (other than due to any infringement that is attributable to the Modified Esaote Product); (iii) any facts or circumstances that would constitute a breach by TechniScan of any of its representations, warranties or obligations under this Agreement; (iv) any violation by TechniScan of applicable laws or (v) any negligent or more culpable act (including misstatements) or omission of TechniScan or its affiliates or subcontractors or any of their respective employees or agents relating to the activities subject to this Agreement or (vi) TechniScan’s obligations as a Licensee under Section 18.6 hereof.
16.2 Defense. In the event of a claim by a party seeking indemnity under Section 16.1 (an “Indemnitee”), such Indemnitee shall give the party from whom indemnity is sought (the “Indemnitor”) prompt written notice of any claim with respect to which Indemnitor’s indemnification obligations may apply, but any delay or failure of such notice on the part of the Indemnitee shall not excuse Indemnitor’s indemnification obligations except to the extent that Indemnitor’s legal position is prejudiced thereby. Indemnitor shall have the right to assume and control the defense and settlement of any such claim; except that Indemnitee shall have the right to assume and control, at Indemnitor’s expense, the defense and settlement of any such claim if: (i) Indemnitee reasonably determines that there is a conflict of interest between Indemnitee and Indemnitor with respect to such claim; (ii) Indemnitor fails to employ counsel reasonably satisfactory to indemnitee to represent Indemnitee within a reasonable time after Indemnitor’s receipt of notice of the claim or (iii) in the reasonable opinion of counsel to Indemnitee, the claim could result in Indemnitee becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on Indemnitee’s ongoing business. The Indemnitee shall have the right to participate in the claim at its own expense, but in any event shall cooperate with the Indemnitor in the investigation and defense of the claim.
16.3 Settlement. If Indemnitor is entitled to, and does, assume and control the defense and settlement of any claim with respect to which its indemnification obligations apply, then Indemnitor shall not settle such claim without Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Indemnitor and (ii) such settlement does not include any finding or admission of a violation by Indemnitee of any applicable laws or third-party’s rights. Whenever Indemnitee assumes and controls the defense and settlement of a claim with respect to which Indemnitor’s indemnification obligations apply, Indemnitor shall not be liable for any settlement thereof effected by Indemnitee unless Indemnitee shall have obtained Indemnitor’s prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

16.4 Insurance. Each Party shall maintain, from the effective date through the fifth anniversary of the expiration date of the Term, a policy of insurance for product claims. Such policy shall (i) have a per occurrence limit of at least $10 million and an annual aggregate limit of at least $10 million, (ii) name the other Party as an additional insured and (iii) provide for at least 30 days’ advance written notice to the other Party of cancellation or material change in coverage. Each Party shall provide evidence of such coverage to the other Party promptly following execution of this Agreement and annually thereafter. If a Party breaches its obligation to maintain insurance, (x) the Party shall have the right to obtain coverage as required on the other Party’s behalf and at the other Party’s expense, (y) the party obtaining the insurance shall have the right to set-off the cost of such coverage against any payment owed to the other Party and (z) the other Party shall indemnify the Party obtaining the insurance from and against all costs and expenses associated with obtaining such coverage. Notwithstanding the foregoing, insurance requirement under clause (i) above, TechniScan shall be able to maintain a policy of insurance for product claims with a per occurrence limit of at least $1 million and an annual aggregate limit of at least $2 million until the Effective Date under the Distribution Agreement.
16.5 EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN RESPECT OF ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS.
Article 17
Exclusive Supply, Non-Competition
17.1. For a period of twenty-four (24) months of the execution of this Agreement (i) Esaote shall not sell the Esaote Modified Product to potential competitors of TechniScan for application in another Product and (ii) conversely TechniScan shall not buy from potential competitors of Esaote in the ultrasound field any OEM products to be embedded in the Products.
17.2. The foregoing shall in no way restrict the Parties from:
•	manufacturing, marketing, distributing and selling Products or Esaote Product either during the term hereof or at any time thereafter;

•	in Esaote’s case, selling its current or future products which may include the Esaote Modified Product or features thereof;

•	in Esaote’s case, enhancing the Products or the Esaote Product or developing any new ultrasound dedicated system during the term hereof by using technical solutions or configurations adopted for the Modified Esaote Product.
Article 18
Term and Termination
18.1. Term
This Agreement shall enter into force on February 11, 2008 (“Effective Date”) and shall initially continue in effect for a period of 24 months and shall be automatically renewed for a farther period of 36 months unless any of the Parties sends the other a written notice at least six months prior to the expiration.
18.2. Termination for cause
18.2.1 At any time during the term of this Agreement, if there is a material breach of any obligation or warranty by a Party, the non-defaulting Party may, subject to a ninety (90) days following the notification to the defaulting Party specifying the material breach, terminate this Agreement, or at its option, suspend performance of its obligations hereunder, unless the defaulting Party cures the material breach within the aforementioned ninety (90) days period.
18.2.2 At any time during the term of this Agreement, a Party may (but shall not be required to) immediately terminate this Agreement, if the other Party:
•	becomes Bankrupt;

•	assigns this Agreement, or any right thereunder, except the right to payment; provided that Esaote shall be entitled to delegate performance of its obligations to one or more of its affiliated companies

•	undergoes a Change of Control.
18.3. Effect of Termination
18.3.1 Upon termination of this Agreement Esaote and TechniScan shall co-operate in completing performance of all outstanding orders.
18.3.2 Termination or expiration of this Agreement shall not affect any orders placed by TechniScan prior to such termination or expiration.
18.3.3 After termination or expiration of this Agreement TechniScan’s customers may continue to use Modified Esaote Products for their intended purpose as permitted hereunder, and for the sake of clarity, provided that such Modified Esaote Product was supplied to TechniScan during the term of this Agreement, such use by the customer is solely of the Modified Esaote Product integrated into a Product and such Product was sold to the customer within six (6) months after the termination of this Agreement.
18.3.4 The termination of this Agreement shall be without prejudice to:
          (a) any liabilities and/or rights of the Parties that have accrued prior to the date of termination; and,
          (b) any rights and/or obligations of the Parties hereunder that are expressly destined to survive the termination of this Agreement pursuant to their own terms and conditions.

18.4. In any event of termination of this Agreement or Change of Control, each Party shall, without further action, automatically be entitled to full use of any Program Technology under its joint ownership interest, including the right to sublicense to any third party without the obligation to account for or pay a royalty to the other Party hereunder.
18.5. At the request of either Party the Parties shall enter into an escrow agreement with an escrow agent pursuant to a format which will be agreed by the Parties within three (3) months of the date hereof and shall provide within thirty (30) days of such request deposit material to the escrow agent consisting of any source code to any software as well as bills of material, drawings, diagrams, and other documentation that may be related to the Products and/or any Program Technology. The escrow agreement shall provide that the deposit materials shall be released to the other Party if the Party providing the deposit materials becomes Bankrupt or is involved in a Change of Control.
18.6. The Parties agree that a Party granting a license under Section 18.4 (“Licensor”) shall have no obligation or liability to the other Party receiving the license and/or right to sublicense under Article 16 hereof (“Licensee”) in respect of such license and that a Licensee shall accept a license at its own risk. In addition, the Licensee shall indemnify and hold harmless the Licensor of the technology in the manner provided under Article 16 hereof in connection with the use of (including the licensee and sublicense of) any such technology licensed and used under Section 18.4.
Article 19
Confidentiality
19.1. Each Party shall keep confidential information that it receives from or on behalf of the other Party including information about the other Party’s Intellectual Property (the “Information”). All oral disclosure of Information shall be summarized in writing by the disclosing Party and said summary shall be given to the other Party within 30 (thirty) days of the oral disclosure; objections to the summary must be made in writing within 30 (thirty) days of receipt of summary. The Party receiving Information agrees not to reproduce or disclose (including the filing of any Patents) such Information to any third party or to use it only as required to carry out its obligations hereunder and not for any other purpose unless authorized by the disclosing Party. The receiving Party agrees to restrict access of such Information to employees or agents who have a need to know pursuant to their scope of employment or agency arrangement and further agrees to instruct its employees having access to such Information of receiving Party’s confidentiality obligation. The receiving Party agrees to hold the disclosing Party’s Information in confidence and to protect it with the same degree of care used in protecting its own Information but not less than reasonable care. For the purpose of this paragraph, Esaote Technology shall be deemed Information of Esaote and TechniScan Technology shall be deemed Information of TechniScan. If a Party files any Patents containing the Information of the other Party in violation of this Article 19, then that Party shall automatically assign to the other Party, without requiring any further action or consideration, all right, title and interest in any claims in such Patent materially directed to such Information.
19.2. This confidentiality obligation shall not apply to Information which is:

•	generally available from public sources or in the public domain through no fault of the receiving Party;

•	received at any time from any third party without breach of a non-disclosure obligation to the disclosing Party;

•	shown through competent evidence to have been developed independently by the receiving Party without reliance on the disclosing Party’s Information or to have been known to the receiving Party prior to its disclosure by disclosing Party;

•	required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order and subject to the receiving Party’s obligation to notify the disclosing Party of the requirement in a timely manner; and

•	approved for disclosure by prior written consent of an authorized corporate representative of disclosing Party.
19.3. The obligations under this Article 19 shall survive the termination of this Agreement for a period of five (5) years.
19.4. No press release regarding this Agreement or its subject matter shall be allowed, unless approved in advance by the other Party in writing.
Article 20
General
20.1. Applicable Law and Venue
This Agreement shall be construed under and governed by the laws of the State of New York, U.S.A.
The Parties agree that the proper venue for any legal proceeding between them shall be: (i) if the proceeding is initiated by TechniScan: Genoa, Italy; and (ii) if the proceeding is initiated by Esaote: Salt Lake City, Utah U.S.A. The Parties hereto do hereby waive any right to object to the venue of any such proceeding.
20.2. Force Majeure
20.2.1 A Party shall not have breached this Agreement to the extent that its performance is prevented by an event or condition that is beyond such Party’s reasonable control, which events will include natural disasters or catastrophic events such as epidemics, nuclear accidents, fire, flood, act or omissions by civil or military government authorities, such as foreign, currency restriction or suspension of export or import licenses, war, riots, sabotage or revolutions (“Force Majeure Events”). If a Party claims that a Force Majeure Event has occurred affecting its performance, it shall promptly notify the other Party.

20.2.2 If the Force Majeure Event continues for a cumulative period of ninety (90) days or more, either Party may terminate this Agreement and/or any order by giving the other Party thirty (30) days prior written notice. Termination shall be effective upon receipt of the notice, but it shall not affect any outstanding orders placed by TechniScan.
20.3. Export Restrictions
TechniScan shall be responsible for taking appropriate steps to obtain necessary export licenses, if any, relating to the export of Products, it being understood, however, that Esaote shall provide TechniScan with reasonable assistance in this respect.
20.4. Entire Agreement
This Agreement together with Annexes is the Parties’ entire agreement relating to the subject matter herein. It supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter.
20.5. Amendment
No modification to this Agreement and/or its Annexes(as signed off by the Parties) shall be binding, unless in writing and signed by a duly authorized representative of the respective Party.
20.6. Notices
All notices by either Party must be in writing. Unless otherwise expressly provided, a notice shall be delivered either in person or by a means evidenced by a delivery receipt to the address specified below. A notice will be effective upon receipt:
if to Esaote to:
Esaote S.p.A.
Via Siffredi, 58
16153 Genova — Italy
Attention: Luigi Satragno
if to TechniScan to:
TechniScan, Inc.
1011 East Murray Holladay Road
Salt Lake City, UT 84117
USA
Attention: President & CEO
20.7. Assignment
Except for the right of Esaote to assign its right to payment and the right to grant licenses to its affiliates, neither Party shall assign its rights nor delegate performance of its obligations under this Agreement to any third person, without the prior written consent of other Party, and any attempted assignment without this consent shall be void.

20.8. Waivers
Any waiver on the part of either Party hereto of any right or interest shall not imply the waiver of any other right or interest, or any subsequent waiver.
20.9. Severability
Any provision of this Agreement which in any way contravenes applicable law shall be deemed separable and shall not affect the validity of the remaining parts of this Agreement.
20.10. Construction
The order of precedence of documents shall be:
•	–	this Agreement inclusive of its Annexes;

•	–	purchase orders.
General terms and conditions as well as pre-printed provisions on documents, including, without limitation, on orders, shipping documents or invoices of either Party, shall not apply to this Agreement.
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SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their authorized officers on the dates and the places mentioned below:

[Signature Page to Original Equipment and Manufacturing Agreement and
Engineering Support Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their authorized officers on the dates and the places mentioned below:

[Signature Page to Original Equipment and Manufacturing Agreement and
Engineering Support Agreement]